Exhibit 99.1
LogMeIn Announces Third Quarter 2011 Results
Reports Quarterly Revenue of $31 Million; Deferred Revenue of $54 Million; Non-GAAP Net Income per share of $0.18; GAAP Net Income per share of $0.04.
Woburn, Mass., October 26, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of cloud-based connectivity solutions, today announced results for the quarter ended September 30, 2011. For the third quarter of 2011, revenue increased 22 percent to $31.0 million from $25.3 million reported in the third quarter of 2010. Core product revenue, which excludes $1.7 million of revenue related to the Company’s Intel agreement from the third quarter of 2010, increased by 31 percent in the quarter from the third quarter of 2010.
GAAP net income for the third quarter of 2011 was $1.1 million, or $0.04 per diluted share. GAAP net income includes $2.5 million in stock compensation expense, $1.3 million associated with an accrual for an uncollected state sales tax claim, $1.2 million in acquisition related costs and amortization mainly associated with our acquisition of the Pachube service, and $100,000 in patent litigation expenses. This compares to GAAP net income of $4.0 million, or $0.16 per diluted share, reported in the third quarter of 2010.
Non-GAAP net income for the third quarter of 2011, which excludes stock compensation expense, an accrual for an uncollected state sales tax claim, acquisition related costs and amortization, and patent litigation expenses, was $4.4 million, or $0.18 per diluted share, based on a 39 percent effective tax rate, as compared to $5.4 million, or $0.22 per diluted share, based on a 18 percent effective tax rate, reported in the third quarter of 2010. A reconciliation of the comparable GAAP financial measures to non-GAAP measures used above is included in the attached tables.
Cash flow from operations for the third quarter of 2011 was $10.2 million, or 33 percent of revenue, as compared to $7.0 million in the third quarter of 2010. The Company closed the quarter with cash, cash equivalents and marketable securities of $185.5 million. Additionally, the Company reported total deferred revenue of $54.0 million, an increase of 33 percent from $40.5 million reported in the third quarter of 2010 and an increase of $2.9 million, or 5.6 percent, over the prior quarter.
“Record new customers and a growing market opportunity helped to deliver a very strong third quarter, exceeding our outlook,” said Michael Simon, president and CEO of LogMeIn. “Business and IT demand fueled strong sales of our Access, Collaboration and Support services, while generating solid growth in revenue and profitability.”
“Earlier this year we announced a strategic initiative for expanding our Support opportunity, working with the world’s top mobile operators and mobile device OEMs to pre-deploy LogMeIn Rescue on new Android devices. By the end of the third quarter, Rescue was shipping on nearly 20 top-selling Android models from OEMs like Samsung, LG, HTC and Motorola. We believe the early success of this initiative provides distinct advantages in the marketplace and has played a key role in attracting new customer care business from some of the world’s largest operators.”
Simon continued, “On the Access side, our iPhone, iPad and Android app, LogMeIn Ignition, continues to be a very effective means for attracting new customers to LogMeIn’s product family. Ignition had a very strong third quarter, bringing in a record number of new customer adds. In the fourth quarter we plan to unveil a new business model for Ignition, one designed to take advantage of favorable changes in the app ecosystem while expanding Ignition’s appeal to a growing audience of smart device owners. The new model will shift Ignition from a perpetually licensed product to a subscription based model, a move that we believe will better serve our customers while increasing the lifetime value of this growing base.”
“In addition, we continue to invest in our technology platform to better capitalize on what we believe to be large and emerging opportunities. In the third quarter, this included organic investments in cloud-based data services — we successfully deployed our first data services cluster in August — as well as our acquisition of the Internet of Things platform, Pachube, which will significantly expand the number and types of devices that can connect to our services. ”
“We expect that these investments and the evolution of our business will open the doors to new services and markets, including the ability to add cloud data access, storage and sync offerings to our portfolio. Looking ahead to the fourth quarter and beyond, we believe that this technical foundation puts LogMeIn at the intersection of big data and the Internet of Things while delivering distinct advantages to capitalize on growing opportunities.”
Business Outlook
Based on information available as of October 26, 2011, which includes the plan to change the Ignition business model, the Company is issuing guidance for the fourth quarter and fiscal year 2011 as detailed below.
For the fourth quarter of 2011, we expect revenues to be in the range of $31.6 million to $32.0 million. Non-GAAP net income for the fourth quarter is expected to be in the range of $4.2 million to $4.5 million, or $0.17 cents to $0.18 cents per diluted share. Non-GAAP net income for the fourth quarter excludes $2.4 million of stock compensation expense, $1.3 million of acquisition related costs and amortization and $100,000 of patent litigation expenses.
GAAP net income for the fourth quarter, which includes the stock compensation expense, acquisition related expenses and patent litigation expenses, is expected to be in the range of $1.5 million to $1.8 million or $0.06 to $0.07 per diluted share.
Non-GAAP net income for the fourth quarter assumes an effective tax rate of approximately 37 percent. GAAP net income assumes an effective tax rate of approximately 48 percent.
Per share amounts are based on fully weighted average shares outstanding of 25.2 million shares for the fourth quarter.

For the full fiscal year we expect revenues to be in the range of $118.7 million to $119.1 million. This represents growth in our core business of 30 percent over the prior year.
Non-GAAP net income for the full year 2011 is expected to be in the range of $16.6 million to $16.9 million, or $0.66 cents to $0.67 cents per diluted share. Non-GAAP net income for the full year excludes $9.0 million of stock compensation expense, $2.7 million of acquisition related costs and amortization, $1.3 million expense for an uncollected state sales tax claim and $4.5 million of patent litigation expenses.
GAAP net income for the full year, which includes the stock compensation expense, acquisition related expenses, accrual for an uncollected state sales tax claim and patent litigation related expenses is expected to be in the range of $5.2 million to $5.5 million, or $0.21 to $0.22 per diluted share.
Non-GAAP net income for the full fiscal year assumes an effective tax rate of approximately 37 percent. GAAP net income assumes an effective tax rate of approximately 42 percent.
Per share amounts are based on fully weighted average shares outstanding of 25.1 million shares for the full year 2011.
Conference Call Information for Today, Wednesday, October 26, 2011
The Company will host a corresponding conference call and live webcast at 5:00 p.m. Eastern Time today. To access the conference call, dial 1-877-941-4774 (for the U.S. and Canada) or 1-480-629-9760 (for international callers). A live webcast will be available on the Investor Relations section of the Company’s corporate website at http://www.LogMeIn.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 7:00 p.m. Eastern Time on October 26, 2011 until 11:59 p.m. Eastern Time on November 2, 2011, by dialing 1-800-406-7325 (for the U.S. and Canada) or 1-303-590-3030 (for international callers) and entering pass code 4477750#.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures including non-GAAP operating income, non-GAAP income before provision for income taxes, non-GAAP provision for income taxes, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP cash flow from operations. Non-GAAP operating income excludes the amortization of intangibles, stock compensation expense, patent litigation expense, acquisition related costs and an accrual for an uncollected state sales tax claim. Non-GAAP provision for income taxes excludes the tax impact of amortization of intangibles, stock compensation expense, patent litigation expense, acquisition related costs and an accrual for an uncollected state sales tax claim, if any. Non-GAAP net income and non-GAAP net income per diluted share exclude the amortization of intangibles, stock compensation expense, patent litigation expense, acquisition related costs, and an accrual for an uncollected state sales tax claim. For the nine months ended September 30, 2010, non-GAAP net income further excludes a tax benefit for the reversal of a valuation allowance related to U.S. and certain foreign deferred tax assets. Non-GAAP cash flow from operations excludes patent litigation expense. The exclusion of certain expenses in the calculation of Non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. We anticipate excluding these expenses in the future presentation of our non-GAAP financial measures. The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.
The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant items that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.
Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included in this release.
About LogMeIn, Inc.
LogMeIn (Nasdaq:LOGM) provides cloud-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of Internet-enabled devices across the globe — computers, smartphones, iPad™ and Android™ tablets, and digital displays. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower more than 13 million users to connect over 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, Japan, the Netherlands, and the UK.
Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the value and effectiveness of the Company’s products, the introduction or performance of product enhancements or new products, the Company’s intent to expand its portfolio of products and offerings, the Company’s growth, demand for the Company’s products and offerings, the success or growth of new markets and locations, the success or growth of the Pachube service and the Company’s financial guidance for fiscal year 2011 and the fourth quarter of 2011. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, dependence on the remote support and software market, customer adoption of the Company’s solutions, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, intellectual property litigation, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to compete effectively, the Company’s ability to develop and introduce new products and add-ons or enhancements to existing products, the Company’s ability to manage growth, the Company’s ability to attract and retain key personnel, the Company’s ability to protect its intellectual property and other proprietary rights, the result of any pending litigation, and other risks detailed in the Company’s other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
     LogMeIn, LogMeIn Pro, LogMeIn Rescue LogMeIn Ignition, and join.me are trademarks or registered trademarks of LogMeIn in the US and other countries. iPad is a trademark of Apple, Inc. in the US and other countries around the world. Android is a trademark of Goggle, Inc. in the US and around the world. Intel is the trademark of Intel Corporation in the US and other countries around the world. Kindle is a trademark of Amazon.com, Inc. in the US and around the world.
Contact Information:
Investors
Rob Bradley
LogMeIn, Inc.
781-897-1301
rbradley@LogMeIn.com
Press
Craig VerColen
LogMeIn, Inc.
781-897-0696
Press@LogMeIn.com

LogMeIn, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	September 30,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$77,280	$95,395
Marketable securities	90,144	90,114
Accounts receivable, net	4,744	6,339
Prepaid expenses and other current assets	2,906	2,613
Deferred income taxes	1,316	1,315

Total current assets	176,390	195,776
Property and equipment, net	6,199	5,449
Restricted cash	350	381
Intangibles, net	578	3,466
Goodwill	615	7,333
Other assets	27	255
Deferred income taxes	2,518	4,105

Total assets	$186,677	$216,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,177	$3,467
Accrued liabilities	10,829	11,517
Deferred revenue, current portion	41,763	51,744

Total current liabilities	54,769	66,728
Deferred revenue, net of current portion	1,030	2,251
Other long-term liabilities	500	754

Total liabilities	56,299	69,733

Commitments and contingencies
Stockholders’ equity:
Common stock	238	243
Additional paid-in capital	133,425	146,858
(Accumulated deficit) retained earnings	(3,084)	660
Accumulated other comprehensive loss	(201)	(729)

Total stockholders’ equity	130,378	147,032

Total liabilities and stockholders’ equity	$186,677	$216,765

LogMeIn, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenue	$25,349	$31,002	$70,167	$87,139
Cost of revenue	2,243	2,598	6,728	7,580

Gross profit	23,106	28,404	63,439	79,559

Operating expenses
Research and development	3,560	6,105	10,874	15,085
Sales and marketing	11,507	14,613	32,154	41,655
General and administrative	2,910	5,681	8,390	15,577
Legal settlements	—	—	—	1,250
Amortization of intangibles	82	33	246	217

Total operating expenses	18,059	26,432	51,664	73,784

Income from operations	5,047	1,972	11,775	5,775

Interest income, net	202	210	456	661
Other expense	(66)	(145)	(102)	(406)

Income before income taxes	5,183	2,037	12,129	6,030
Benefit (provision) for income taxes	(1,188)	(909)	3,583	(2,285)

Net income	$3,995	$1,128	$15,712	$3,745

Net income per share:
basic	$0.17	$0.05	$0.68	$0.16
diluted	$0.16	$0.04	$0.64	$0.15
Weighted average shares outstanding:
basic	23,435,172	24,233,996	23,072,983	24,094,117
diluted	24,882,767	25,108,470	24,734,943	25,108,398
Calculation of Non-GAAP Operating Income, Non-GAAP Net Income and Non-GAAP Net Income per share (unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
GAAP Income from operations	$5,047	$1,972	$11,775	$5,775
Add Back:
Amortization of intangibles	111	295	483	515
Stock-based compensation expense	1,296	2,539	3,536	6,536
Patent litigation expenses	—	100	—	4,380
Acquisition related legal expense and compensation earn-outs	—	936	—	936
State sales tax accrual	—	1,300	—	1,300

Non-GAAP Operating income	6,454	7,142	15,794	19,442

Other income, net	136	65	354	255

Non-GAAP Income before provision for income taxes	6,590	7,207	16,148	19,697

Non-GAAP Provision for income taxes (For the nine months ended September 30, 2010, excludes a tax benefit for the reversal of a valuation allowance related to U.S. and certain foreign deferred tax assets)	(1,188)	(2,791)	(1,989)	(7,319)

Non-GAAP Net income	$5,402	$4,416	$14,159	$12,378

Non-GAAP Diluted net income per share:	$0.22	$0.18	$0.57	$0.49
Diluted weighted average shares outstanding used in computing per share amounts:	24,882,767	25,108,470	24,734,943	25,108,398
Stock-Based Compensation Expense
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Stock-based compensation expense:
Cost of revenue	$59	$65	$196	$237
Research and development	174	421	447	1,095
Sales and marketing	431	802	1,043	1,984
General and administrative	632	1,251	1,850	3,220

Total stock based-compensation	$1,296	$2,539	$3,536	$6,536

LogMeIn, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Cash flows from operating activities
Net income	$3,995	$1,128	$15,712	$3,745
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	877	1,202	2,737	3,277
Amortization of premiums on investments	60	24	160	119
Provision for bad debts	23	15	65	45
Deferred income taxes	1,125	751	(3,756)	2,087
Income tax benefit from the exercise of stock options	(1,713)	(1,638)	(2,899)	(3,666)
Stock-based compensation	1,296	2,539	3,536	6,536
Gain on disposal of equipment	—	—	(2)	(1)
Changes in assets and liabilities:
Accounts receivable	(1,971)	1,001	(1,742)	(1,639)
Prepaid expenses and other current assets	(453)	(202)	(326)	292
Other assets	(4)	(65)	6	(228)
Accounts payable	986	911	850	1,556
Accrued liabilities	660	1,344	1,614	463
Deferred revenue	2,078	2,863	6,359	11,202
Other long-term liabilities	72	347	(124)	254

Net cash provided by operating activities	7,031	10,220	22,190	24,042

Cash flows from investing activities
Purchases of marketable securities	(50,041)	(49,994)	(155,388)	(135,067)
Proceeds from sale or disposal of marketable securities	45,000	50,000	105,000	135,000
Purchases of property and equipment	(1,096)	(158)	(2,434)	(2,253)
Intangible asset additions	(182)	(107)	(377)	(245)
Cash paid for acquisition	—	(10,000)	—	(10,000)
(Increase) decrease in restricted cash and deposits	5	—	5	(25)

Net cash used in investing activities	(6,314)	(10,259)	(53,194)	(12,590)

Cash flows from financing activities
Payments of issuance costs related to secondary offering of common stock	14	—	(196)	—
Proceeds from issuance of common stock upon option exercises	1,411	800	3,776	3,232
Income tax benefit from the exercise of stock options	1,713	1,638	2,899	3,666

Net cash provided by financing activities	3,138	2,438	6,479	6,898

Effect of exchange rate changes on cash and cash equivalents and restricted cash	586	(1,008)	(125)	(235)

Net increase in cash and cash equivalents	4,441	1,391	(24,650)	18,115
Cash and cash equivalents, beginning of period	71,199	94,004	100,290	77,280

Cash and cash equivalents, end of period	$75,640	$95,395	$75,640	$95,395

Calculation of Non-GAAP Cash Flows from Operating Activities (unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
GAAP Cash flows from operating activities	$7,031	$10,220	$22,190	$24,042

Add Back:
Patent litigation related expenses	—	40	—	4,251

Cash flows from operating activities before patent litigation expenses	$7,031	$10,260	$22,190	$28,293